SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2009

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-4379	31-1598292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

New $125.0 Million Accounts Receivable Securitization Facility

On June 30, 2009, Convergys Corporation (the “Company”) entered into a new $125.0 million accounts receivable securitization facility (the “New Facility”). The New Facility has two components; one with Wachovia Bank, National Association (“Wachovia”) which is a three-year facility, and the second with The Bank of Nova Scotia (“Scotia”) which is a 364-day facility.

The New Facility was entered into pursuant to (1) Receivables Sale Agreements, both dated as of June 30, 2009 (the “Sale Agreements”), among the Company and an indirect subsidiary of the Company (the “Originators”), and Convergys Funding Inc., a Kentucky corporation and a special purpose entity (the “SPE”) (whose voting interests are substantially owned by the indirect subsidiary of the Company), and (2) a Receivables Purchase Agreement, dated as of June 30, 2009 (the “Purchase Agreement”) among the SPE, certain purchasers from time to time party thereto (the “Purchasers”), Liberty Street Funding LLC, The Bank of Nova Scotia, The Bank of Nova Scotia, as the Scotia Group agent, and Wachovia Bank, National Association, as administrative agent.

Under the Sale Agreements the Originators may during the term thereof sell specified accounts receivable to the SPE, which may in turn, pursuant to the Purchase Agreement, transfer an undivided interest in such accounts receivable to the Purchasers. The Company along with the Company’s subsidiaries receive the economic benefit of the New Facility. The transactions contemplated by the New Facility do not constitute a form of off-balance sheet financing, and will be fully reflected in the Company’s financial statements.

The maximum availability under the New Facility is $125.0 million. Availability is further subject to changes in the credit ratings of the Originator’s customers, customer concentration levels, and certain characteristics of the accounts receivable being transferred. The yield under the Purchase Agreements is based on, in the case of Wachovia, the LIBOR Market Index Rate (“LMIR”) or the Alternate Base Rate (both as defined in the Purchase Agreement), and in the case of Scotia, the LIBO Rate, CP Cost (both as defined in the Purchase Agreement) or the Alternate Base Rate, plus in each case, based upon a margin as indicated in the Agreements. In addition, the SPE is obligated to pay commitment fees to the Purchasers based on the amount of each Purchaser’s commitment.

The New Facility contains various customary affirmative and negative covenants and also contains customary default and termination provisions, which provide for acceleration of amounts owed under the New Facility upon the occurrence of certain specified events, including, but not limited to, failure by the SPE to pay interest and other amounts due, defaults on certain indebtedness, certain judgments, change in control, certain events negatively affecting the overall credit quality of transferred accounts receivable, bankruptcy and insolvency events, and failure by the Company to meet financial tests requiring maintenance of certain leverage and interest coverage ratios.

The interest coverage ratio requires the Company not to permit the ratio, calculated at the end of each fiscal quarter for the four fiscal quarters then ended, of (a) Consolidated EBITDA to (b) Consolidated Interest Expense (both as defined in the Agreements), for such period to be less than 4.0 to 1.0. Further, the Company shall not permit at any time the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters, to be greater than 3.25 to 1.0. These financial tests are substantively identical to financial covenants already contained in the Company’s $400.0 million revolving credit facility.

The descriptions of the Receivables Sale Agreements and the Receivables Purchase Agreement in this Form 8-K are qualified in their entirety by reference to the Receivables Sale Agreements and the Receivables Purchase Agreement.

Item 9.01	Financial Statements and Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

Date: July 6, 2009	By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil
Executive Counsel

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